EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Unitholders of Valero Energy Partners LP and
the Board of Directors of Valero Energy Partners GP LLC
We consent to the incorporation by reference in the registration statements (Registration No. 333-193348) on Form S-8 and (Registration No. 333-208052 and 333-213305) on Form S-3 of Valero Energy Partners LP of our report dated September 1, 2016, with respect to the combined balance sheet of the Meraux and Three Rivers Terminal Services Business as of December 31, 2015, and the related combined statements of operations, changes in net investment, and cash flows for the year then ended, which report appears in the Form 8-K of Valero Energy Partners LP dated September 1, 2016.
/s/ KPMG LLP

San Antonio, Texas
September 1, 2016